UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 16, 2012

CENTERLINE HOLDING COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-13237	13-3949418
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Church Street, New York, New York		10007
(Address of principal executive offices)		(Zip Code)

212-317-5700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Centerline Holding Company (“we,” “our,” or “us”) and Centerline Capital Group Inc. entered into the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 5, 2010, with the Guarantors listed on Schedule 1 thereto; the Lenders named therein; Bank of America, N.A., as issuing bank and as administrative agent; Banc of America Securities, LLC and Citicorp USA Inc., as co-lead arrangers; and Banc of America Securities, LLC as book manager (as subsequently amended, the “Credit Agreement”). Affiliates of Bank of America, N.A. beneficially own approximately 8.6% of our common shares of beneficial interest, no par value (“Common Shares”). Capitalized terms used herein and not otherwise defined herein shall have the same meaning herein as ascribed to them in the Credit Agreement.

In 2011, we entered into a waiver (the “Waiver”) to the Credit Agreement, which Waiver has, as previously disclosed, been amended four times. As of July 16, 2012, we entered into a fifth amendment to the Waiver (the “Fifth Amendment to the Waiver”), which, among other things:

•

granted a waiver until October 5, 2012 of our noncompliance with the Consolidated EBITDA to Fixed Charge Ratio covenant contained in the Credit Agreement with respect to the fiscal quarters ended September 30, 2011, March 31, 2012 and June 20, 2012;

•

granted a waiver until October 5, 2012 of our noncompliance with the Total Debt/Consolidated EBITDA Ratio covenant contained in the Credit Agreement with respect to the fiscal quarter ended June 30, 2012;

•	required us to pay certain costs and expenses incurred by the administrative agent in administering the Credit Agreement; and

•	requires us to provide certain additional information to Bank of America, N.A. regarding our fund business.

In addition, as of July 16, 2012, we had 320,291 Series A Convertible Community Reinvestment Act Preferred Shares outstanding (the “Convertible CRA Shares”). As we had not repurchased these Convertible CRA Shares as of January 1, 2012, the holders of the Convertible CRA Shares have the option to require us to purchase the Convertible CRA Shares for the original gross issuance price per share, which totaled approximately $6.0 million as of July 16, 2012. The holders of the Convertible CRA Shares have exercised their options to require us to purchase the Convertible CRA Shares. However, we have been restricted from meeting this requirement pursuant to the terms of the Credit Agreement. As described further below, the Fifth Amendment to the Waiver requires us to engage in negotiations with current and former holders of the Convertible CRA Shares in an effort to redeem the outstanding Convertible CRA Shares and otherwise settle certain rights.

The redemption of the Convertible CRA Shares held by the current holders thereof may trigger rights we granted to certain former holders (the “Former Preferred Holders”) of certain of our preferred shares, including the Convertible CRA Shares (the “Preferred Shares”), that were redeemed in 2010 to be treated no less favorably with respect to the redemption of their Preferred Shares (“Most Favored Nation Rights”) than any holder of Convertible CRA Shares that is subsequently redeemed. Certain of the Former Preferred Holders also have anti-dilution rights (the “Anti-Dilution Rights”), which, for a specified period of time, prohibit us from issuing securities if such issuance would reduce such Former Preferred Holders’ ownership of our Common Shares below specified percentages. The Fifth Amendment to the Waiver requires us to negotiate in good faith to redeem the outstanding Convertible CRA Shares and eliminate the Most Favored Nation Rights and the Anti-Dilution Rights and allows us to effect such redemptions and elimination of rights at any time prior to midnight on August 15, 2012; provided, however¸ that the costs of such redemptions and elimination of rights do not exceed specified amounts, which amounts are significantly less than the amount required to redeem the Convertible CRA Shares pursuant to their terms. We can provide no assurance that we will be able to successfully negotiate the redemption of the outstanding Convertible CRA Shares or the elimination of the Most Favored Nation Rights or the Anti-Dilution Rights. Certain affiliates of Bank of America, N.A. have Most Favored Nation Rights and Anti-Dilution Rights.

The waivers granted in the Fifth Amendment to the Waiver will expire on October 5, 2012, and it is expected that we will not be in compliance with the Consolidated EBITDA to Fixed Charges Ratio covenant or the Total Debt/Consolidated EBITDA Ratio covenant in future periods. While we would pursue any options available to us in order to avoid the consequences of covenant non-compliance (such as obtaining additional waivers for covenant non-compliance, working with our lenders to extend, modify or restructure our debt obligations, dispose of our assets or adjust our business, or otherwise pursue strategic and financial alternatives available to us in order to preserve enterprise value), we can provide no assurance that such efforts would enable us to avoid defaults on or the acceleration of our obligations or if implemented will not involve a substantial restructuring or alteration of our business operations or capital structure. Our ability to obtain any additional waivers or concessions from our lenders will be impacted by the continued satisfaction of our covenants and obligations under the Credit Agreement, including those requiring scheduled amortization payments. In addition, a default under our Credit Agreement would result in a cross default under our mortgage banking warehouse facilities, which could eliminate our ability to originate mortgage loans, a development that would have a material adverse effect on our business, financial condition and results of operations. If we do not comply with the covenants and obligations in the Credit Agreement or our other loan agreements, our lenders may choose to declare a default and exercise their remedies, including acceleration of our debt obligations, and as a consequence we may determine it advisable to seek protection under the provisions of the U.S. Bankruptcy Code in order to preserve enterprise value.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CENTERLINE HOLDING COMPANY
(Registrant)

Date July 19, 2012	/s/ Michael P. Larsen
(Signature)

Michael P. Larsen
(Name)

Chief Financial Officer
(Title)